Exhibit 10.1

AGREEMENT AND RELEASE
In order to settle as fully as possible all known and unknown claims I, Joanne Solomon, might have against Amkor Technology, Incorporated (Company) and all related parties, the Company and I enter into the following Agreement and Release (Agreement). My last day in the office is Monday, September 12, 2016, my last day of employment is Monday, September 12, 2016, and (whether I sign this Agreement or not) I will be paid my regular wages and any accrued, unused paid time off through Monday, September 12, 2016.
(a)Special Payments and Severance Benefits: The payments that constitute the entire monetary consideration for this Agreement are as follows:

(i)Payments: Within fourteen (14) days after the Effective Date (as defined in Paragraph (d)) of this Agreement, the Company will mail to my address on file or make a direct deposit to my account a lump sum payment in the gross amount of $460,000. The Company will also make a lump sum payment to me in an amount equal to the bonus that would have been paid for the full year 2016, if any, under the Company’s 2016 Executive Bonus Plan, if my employment had not been terminated. The second lump sum payment, if any, will be made when payments are made to participants generally under the 2016 Plan. I understand that these are payments to which I am not otherwise entitled and that they will not be taken into account in determining my rights or benefits under any benefit program. The Company will deduct applicable federal and state tax withholding and other amounts from these amounts as it determines it is required to do.

(ii)COBRA: Upon my enrollment in COBRA continuation coverage, and provided I remain eligible for such coverage, the Company will pay directly the cost of my COBRA premium for a period of twelve (12) months.

(iii)Outplacement Services: At my request, the Company will provide limited outplacement services rendered by a professional or firm of the Company’s choosing to assist me in locating other employment. The Company’s provision of such services is contingent upon my cooperation with the outplacement professional or firm and my active efforts to locate another position.

(b)Release: I release (i.e., give up) all known and unknown claims that I presently have against the Company, its current and former, direct and indirect owners, parents, subsidiaries, brother-sister companies, and all other affiliates and related entities, and their current and former partners, employees, agents, and other related parties (Released Parties), arising at any time up to and including the date on which I sign this Agreement, except claims that the law does not permit me to waive by signing this Agreement. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), Worker Adjustment & Retraining Notification Act (WARN Act), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws, such as the Arizona Civil Rights Act and the Arizona Equal Pay Law. It is my intention that the language relating to the description of claims in this section shall be given the broadest possible interpretation permitted by law.

(c)Applicable Law and Venue: This Agreement is governed by Federal law and the laws of Arizona, without regard to the conflicts of law principles of any jurisdiction. I agree that any action to enforce or interpret this Agreement shall be brought exclusively in a court of competent jurisdiction in the State of Arizona, and I hereby waive any challenge to the laying of venue or exercise of jurisdiction by such courts.

(d)Effective Date: The “Effective Date” of this Agreement shall be the date on which the revocation period described in Section (g)(v) below expires, provided that I have not revoked this Agreement.

(e)Covenant Not to Sue; Challenge to Validity and Communication with Government Agency: I promise that I will not file, cause to be filed, join, or accept any relief in any lawsuit (either individually, with others, or as part of a class) pleading, raising, or asserting any claims released by this Agreement. I agree that if I breach this promise, then I will reimburse each of the Released Parties for his, her, or its attorneys’ fees and costs (or the applicable proportions thereof) incurred in defending against any such released claims. Notwithstanding the foregoing, nothing in this Agreement, including but not limited to the provisions in Paragraphs (f)(x) and (f)(xii), (i) limits or affects my right to challenge the validity of this Release under the ADEA or Older Workers Benefit Protection Act, and I shall not be required to pay the attorneys’ fees or costs of any Released Party in connection with such challenge, or (ii) precludes me from filing an administrative charge, complaint, report, or other communication of any sort with any federal, state or local government office, official or agency. However, I acknowledge that the above Release applies to all claims that I have under the ADEA, and that, unless the Release is held to be invalid, all such ADEA claims shall be extinguished. Further, I promise never to seek or accept any damages, remedies or other relief for myself personally with respect to any claim released by Paragraph (b) of this Agreement, provided that I shall not be prohibited from receiving an award for information provided to any government agency.

(f)Representations and Promises: The Company and I acknowledge and agree that:

(i)Separation: On Monday, September 12, 2016, I ceased to be employed by the Company and each subsidiary and affiliate of the Company in any capacity. I also resigned as a director, officer, or managing director of any of the Company’s subsidiaries or affiliates, and I will execute promptly such documents as the Company may request to effect such resignation.

(ii)Equity Vesting: I acknowledge and agree that any options scheduled to be granted to me or RSUs scheduled to vest which have not yet vested because I have not reached the time-based service requirement, will not be granted or will be forfeited, as the case may be, by nature of my no longer being a service provider of the Company. A summary of outstanding and vested equity as of my termination date and the last date to exercise options was provided to me as Attachment A to this Agreement.

(iii)Complete Agreement: This Agreement is the entire agreement relating to any claims or future rights that I might have with respect to the Company and the Released Parties, except for my obligations under the Memorandum of Agreement, the Employee Confidentiality and Intellectual Property Obligations Form, and/or the Confidentiality, Intellectual Property, and Insider Information Obligations Agreement. Once in effect, this Agreement is a legally admissible and binding agreement. It shall not be construed strictly for or against me, the Company, or any Released Party.

(iv)Amendments; Successors and Assigns: This Agreement only may be amended by a written agreement that the Company and I both sign. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. I shall not be entitled to assign any of my rights or obligations under this Agreement.

(v)Representations: When I decided to sign this Agreement, I was not relying on any representations that are not in this Agreement. The Company would not have agreed to pay the consideration I am getting in exchange for this Agreement but for the representations and promises I am making by signing it. I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief now or in the future.

(vi)No Wrongdoing: This Agreement is not an admission of wrongdoing by the Company or any other Released Party; neither it nor any drafts shall be admissible evidence of wrongdoing.

(vii)Unknown Claims: I am intentionally releasing claims that I do not know that I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims I am releasing.

(viii)Effect of Void Provision: If the Company or I successfully assert that any provision in this Agreement is void or otherwise unenforceable, the rest of the Agreement shall remain valid and enforceable to the maximum extent permitted by law, unless the non-asserting party elects to cancel it. If this Agreement is cancelled, I will repay the consideration I received for signing it.

(ix)Consideration of Agreement: If I initially did not think any representation I am making in this Agreement was true or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this Agreement. I have carefully read this Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. The Company would not have given me the Special Payments or Severance Benefits I am getting in exchange for this Agreement but for my representations and promises I am making by signing it.

(x)Agreement to be Confidential: I agree that I will not disclose voluntarily or allow anyone else to disclose the existence, reason for, or contents of this Agreement without the Company’s prior written consent, unless required to do so by law. Notwithstanding this provision, I am authorized to disclose this Agreement to my spouse, attorneys, and tax advisors on a “need to know” basis, on the condition that they agree to hold the terms of the Agreement, including the payment terms, in strictest confidence; provided that I may disclose any information that has been publicly disclosed by the Company.

Any disclosure to any third party by my spouse, attorneys, or tax advisors will be treated as a breach by me of the non-disclosure provisions of this paragraph. I am further authorized to make appropriate disclosures as required by law, provided that, unless prohibited by law, I agree to provide the Company with sufficient advance notice prior to disclosure such that the Company may oppose disclosure and to cooperate with the Company in any such efforts. Because it would be difficult or impossible to calculate the actual damages the Company would suffer if I violate my confidentiality obligations, which would be substantial, I agree to pay the Company $5,000 in damages for each violation. For the avoidance of doubt, nothing in this Agreement shall be construed to prohibit or prevent the Company from disclosing this Agreement or the circumstances relating thereto, including without limitation as required by securities law or stock exchange rule.

(xi)Return of Property: I have returned to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other Company property in my possession or control. To the extent I subsequently discover that any property and/or data identified above is still in my possession, custody or control, I agree to return all such property and data to the Company as soon as practicable, but in no event later than ten (10) days after making such discovery. I have cleared all expense accounts, repaid everything I owe to the Company or any Released Party, paid all amounts I owe on Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts. I agree not to incur any expenses, obligations, or liabilities on behalf of the Company.

(xii)Nondisparagement: I agree not to criticize, denigrate, or otherwise disparage the Company, any other Released Party, or any of their products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research. However, nothing in this subsection shall prohibit me from testifying truthfully in any forum or contacting, cooperating with or providing information to any government agency or commission.

(xiii)Cooperation: I agree that following the Effective Date, I will provide reasonable assistance to and cooperate with the Company and its affiliates as to any claims, controversies, disputes, or complaints of which I have knowledge or that may relate to me or my employment or other relationships with Company or its affiliates. Such cooperation includes but is not limited to providing the Company and its affiliates with all information known to me related to the foregoing, meeting with counsel, and appearing and giving testimony in any forum. Company will reimburse me for any reasonable out-of-pocket expenses incurred by me in providing assistance under this Agreement.

(xiv)Section 409A: I acknowledge that I and the Company intend that this Agreement be interpreted and administered so that any amount or benefit paid hereunder shall be exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”). Notwithstanding the foregoing, neither the Company nor its affiliates nor any of their respective directors, officers, employees and advisors shall be held liable for any taxes, interest or other amounts owed by me as a result of Section 409A. Notwithstanding anything herein to the contrary, any “deferred compensation” (as defined in Section 409A) payable hereunder as a result of my termination of employment shall not be paid unless and until I have undergone a “separation from service” (as defined in Section 409A). If any right to payment hereunder is deemed a right to an installment payment, such right shall be treated as a right to a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.

(xv)Re-employment. I agree that the Company and its subsidiaries and affiliates are under no obligation to re-employ or engage me in the future in any capacity and that the denial of such re-employment or engagement shall be considered legitimate, proper, and non-discriminatory, as well as an exercise of the Company’s, its subsidiaries, or its affiliates’ rights under this Agreement.

(g)Acceptance of Agreement

(i)I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THIS AGREEMENT. IN EXCHANGE FOR MY AGREEMENT TO THE TERMS OF THIS AGREEMENT, I WILL RECEIVE BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

(ii)THIS IS AN IMPORTANT LEGAL DOCUMENT AND YOU ARE HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT. I UNDERSTOOD THAT I COULD TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT AND BY SIGNING IT I UNDERSTAND THAT I WILL BE WAIVING ALL KNOWN AND UNKNOWN CLAIMS. I ACKNOWLEDGE THAT CHANGES MADE TO THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, DO NOT RESTART THE AFOREMENTIONED TWENTY-ONE (21) DAY PERIOD.

(iii)MONDAY, OCTOBER 3, 2016, IS THE DEADLINE FOR ME TO DELIVER A SIGNED COPY OF THIS AGREEMENT BY E-MAILING A PDF COPY TO LIZZETTE.ZUBEY@AMKOR.COM. IF I FAIL TO DO SO, I UNDERSTAND THAT I WILL NOT RECEIVE THE SPECIAL PAYMENTS OR SEVERANCE BENEFITS DESCRIBED IN IT.

(iv)THE CONSIDERATION PERIOD DESCRIBED IN PARAGRAPH (g)(ii) STARTED WHEN I FIRST WAS GIVEN THIS AGREEMENT.

(v)I MAY REVOKE THIS AGREEMENT IF I REGRET HAVING SIGNED IT. TO DO SO, I MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO LIZZETTE ZUBEY AT 2045 East Innovation Circle, Tempe, ARIZONA 85284, BEFORE SEVEN (7) DAYS EXPIRE FROM THE TIME I SIGNED IT. IF I REVOKE THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND I WILL NOT RECEIVE THE SPECIAL PAYMENTS OR SEVERANCE BENEFITS DESCRIBED IN IT.

/s/ Joanne Solomon
Joanne Solomon
September 12, 2016